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                     November 12, 2021

       Kevin Krumm
       Chief Financial Officer
       APi Group Corp
       1100 Old Highway 8 NW
       New Brighton, MN 55112

                                                        Re: APi Group Corp
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed on March 24,
2021
                                                            Form 8-K filed on
August 11, 2021
                                                            File No. 001-39275

       Dear Mr. Krumm:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction